Exhibit 99.1

ARIAD to Present Clinical Data at ASCO on the Anti-Tumor and Safety Profile of Its Oral Investigational mTOR Inhibitor, Deforolimus

Results of Dose-Ranging Study Support Dose and Schedule Selected for Ongoing Phase 3 SUCCEED Trial

CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced results of an open-label, Phase 1 multi-center, dose-ranging study of oral deforolimus, showing consistency with results observed in previous studies of intravenous deforolimus. These data provided the rationale for selection of the oral dose and administration schedule now being used in the ongoing Phase 3 SUCCEED trial of deforolimus for the treatment of advanced metastatic sarcomas, and will be presented in full at the annual meeting of the American Society of Clinical Oncology (ASCO), to be held in Chicago, Illinois from May 31 to June 3, 2008.

The data from this trial of 147 patients with refractory solid tumors will be presented in an oral session by clinical investigator and assistant professor Monica M. Mita, M.D., of the Cancer Therapy & Research Center (CTRC) at The University of Texas Health Science Center in San Antonio, Texas. The presentation, titled “Deforolimus trial 106 – A Phase 1 trial evaluating 7 regimens of oral deforolimus (AP23573, MK-8669),” will be given by Dr. Mita at 1:15 pm (CDT) on Saturday, May 31, 2008, during the Clinical Science Symposium on PI-3 Kinase/mTOR Directed Agents. An abstract (#3509) of the data is currently available at http://www.asco.org.

In collaboration with Merck & Co., Inc., deforolimus is currently being evaluated for safety and efficacy in multiple clinical trials, both alone and in combination with other therapies, for the treatment of patients with several different cancer types.

“These results provide us with important information about deforolimus’ oral formulation, providing an alternative route of administration that has the potential to offer greater convenience in the outpatient setting,” said Dr. Mita. “I also am very pleased to see that the anti-tumor activity and safety profile appear consistent with our previous clinical experience with the intravenous formulation of deforolimus.”

This non-randomized, open label, dose-escalation Phase 1 study was designed to evaluate the pharmacokinetics, pharmacodynamics, tolerability and anti-tumor activity of oral deforolimus administered in seven different dosing regimens. The daily and monthly exposure to oral deforolimus were varied in each cohort, along with the duration of weekly “drug holidays.” Key findings to be discussed by Dr. Mita in her presentation include:

Characterization of oral formulation

  The results of this trial provide evidence of the pharmacokinetic and pharmacodynamic properties of oral deforolimus and, combined with previous data on intravenous deforolimus in cancer patients, enabled selection of an optimal dose and schedule for further clinical testing in late-stage studies.

Selection of dose and schedule for Phase 3 trial

  Oral deforolimus had predictable pharmacokinetics and bioavailability and was generally well tolerated in all seven evaluated dosing regimens.
  The clinical-benefit response (CBR) rates observed in the entire trial and in the sarcoma patient population (N=85) were consistent with results previously reported with intravenous deforolimus.
  The overall findings of the trial support the choice of a dose and schedule of 40 mg, QDx5 (40 mg of oral deforolimus taken once daily, five consecutive days per week, including a two-day “drug holiday”) for use in ongoing and subsequent clinical trials.
  In correlative pharmacodynamic studies, this dose and schedule demonstrated continuous, long-term mTOR inhibition.

Continuation of clinical experience showing deforolimus is well-tolerated

  As in all previous clinical trials with the intravenous formulation, the only dose-limiting toxicity for all oral regimens was apthous ulcer-like mouth sores, which were reversible by dose reduction or symptomatic therapy. The selected optimal dose maximized exposure to oral deforolimus, while maintaining a safety profile that was generally well tolerated by patients.

“This large Phase 1 dose-ranging trial in diverse cancer patients provides further support for the use of oral deforolimus,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “By evaluating many different doses and schedules of oral deforolimus, we were able to define a dosing regimen that is well tolerated while maximizing the amount of oral deforolimus administered and the degree of sustained mTOR inhibition. This dose and schedule are now being utilized in our ongoing Phase 3 SUCCEED trial of oral deforolimus in patients with metastatic sarcomas. We are working closely with our partner Merck to achieve accelerated enrollment in the SUCCEED trial at cancer centers throughout the world.”

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, an investigational mTOR inhibitor, in patients with cancer.

About the SUCCEED Trial

The SUCCEED (Sarcoma Multi-Center Clinical Evaluation of the Efficacy of Deforolimus) trial is a global, randomized, double-blind, placebo-controlled Phase 3 study of oral deforolimus in patients with metastatic sarcoma who have achieved a favorable response to chemotherapy.

The SUCCEED trial is now enrolling patients. For more information about the SUCCEED trial, patients and physicians should visit the trial website at http://www.succeedtrial.com or contact the U.S. toll-free number 1-877-621-2302, or the international number 1-617-621-2302, or e-mail clinicaltrials@ariad.com. Additional information can also be found at http://www.clinicaltrials.gov.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains "forward-looking statements," including statements related to the dose, dosing regimen and benefits of oral deforolimus. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Sheryl Seapy, 949-608-0841